SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only
☒ Definitive Proxy Statement (as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

TALON INTERNATIONAL, INC.
(Name of Registrant)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

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(1) Title of each class of securities to which transaction applies:
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TALON INTERNATIONAL, INC.

_____________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

_____________________________________________________

TIME	3:00 p.m. Pacific Daylight Time on June 14, 2012

PLACE	TALON INTERNATIONAL, INC.
Conference Center, Suite 270
21900 Burbank Boulevard,
Woodland Hills, California 91367

ITEMS OF BUSINESS	(1)	Election of two directors by the holders of our Common Stock;
(2)	Election of two directors by the holders of our Series B Preferred Stock; and
(3)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a stockholder of the Company at the close of business on April 27, 2012.

PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card. If your shares are held in street name, you must obtain a proxy (a “Proxy”), executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting.

Woodland Hills, California

April 27, 2012	/s/ Lonnie D. Schnell
Lonnie D. Schnell
Chief Executive Officer

THE ATTACHED PROXY STATEMENT AND
OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT
WWW.TALONZIPPERS.COM/CORPORATE/INVESTORS/

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.  IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH CARD SHOULD BE COMPLETED AND RETURNED.

TALON INTERNATIONAL, INC.
21900 BURBANK BOULEVARD, SUITE 270
WOODLAND HILLS, CALIFORNIA 91367

PROXY STATEMENT

These Proxy materials are being delivered in connection with the solicitation by the board of directors (the “Board” or the “Board of Directors”) of Talon International, Inc., a Delaware corporation (“Talon,” the “Company,” “we,” or “us”), of Proxies to be voted at our 2012 annual meeting of stockholders (the “Annual Meeting”) and at any adjournments or postponements.

You are invited to attend our Annual Meeting on June 14, 2012, beginning at 3:00 p.m. Pacific Daylight Time.  The meeting will be held at our Corporate Conference Center located at 21900 Burbank Boulevard, Suite 270, Woodland  Hills, California 91367.

Stockholders Entitled to Vote

Holders of our common stock (the “Common Stock”) and holders of our series B convertible preferred stock (the “Series B Preferred Stock”) at the close of business on April 27, 2012 are entitled to receive this notice and to vote their shares at the Annual Meeting.  Each share of Series B Preferred Stock is convertible into one hundred shares of Common Stock, and entitled to vote along with the Common Stock on an as-converted basis.  As of April 27, 2012, there were 21,900,808, shares of Common Stock and 407,160 shares of Series B Preferred Stock outstanding, for a total of 62,616,808 voting shares.  As used in this proxy statement, the term “Voting Shares” means, collectively, shares of Common Stock and shares of Series B Preferred Stock (on an as-converted to Common Stock basis).  CVC California, LLC (“CVC”) holds all of our outstanding shares of Series B Preferred Stock.

Mailing of Proxy Statements

We anticipate mailing this proxy statement and the accompanying Proxy to stockholders on or about May 10, 2012.

Proxies

Your vote is important.  If your shares are registered in your name, you are a stockholder of record.  If your shares are in the name of your broker or bank, your shares are held in street name.  We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend.  All stockholders can vote by written Proxy card.  Your submitting the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person.  If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record in order to be able to vote at the Annual Meeting.  If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with our Secretary, at its principal executive office, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person.  All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies.  If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

Quorum

The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters, and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

Voting on Election of Directors

The holders of the Common Stock, voting as a separate class, are entitled to elect two directors to our Board at the Annual Meeting (the “Common Stock Directors”).  The nominees for the Common Stock Directors receiving the highest number of votes of shares of Common Stock at the Annual Meeting will be elected (Proposal No. 1).  The holders of Series B Preferred Stock are not entitled to vote in the election of the Common Stock Directors at the Annual Meeting.

The holders of the Series B Preferred Stock, voting as a separate class, are entitled to elect two directors to our Board at the Annual Meeting (the “Series B Directors”). There is currently a vacant Series B Director position. The two nominees for the Series B Directors receiving the highest number of votes of shares of Series B Preferred Stock at the Annual Meeting will be elected (Proposal No. 2).  The holders of Common Stock are not entitled to vote in the election of the Series B Directors at the Annual Meeting.

Voting on All Matters Other than Election of Directors

Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting and each share of Series B Preferred Stock is entitled to one hundred votes on each matter properly brought before the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

Other Matters

At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

In the event a stockholder proposal was not submitted to us prior to the date of this proxy statement, the enclosed Proxy will confer authority on the Proxy holders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Annual Meeting. As of the date hereof, no stockholder proposal has been submitted, and management is not aware of any other matters to be presented for action at the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted by the Proxy holders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.

PROPOSAL NUMBER 1:              ELECTION OF COMMON STOCK DIRECTORS

Proposal No. 1 is the re-election of two members of the Board of Directors as the Common Stock Directors.

Election of Directors

The holders of the Common Stock, voting as a separate class, are entitled to elect two directors to our Board at the Annual Meeting.  The nominees for the Common Stock Directors receiving the highest number of votes of shares of Common Stock at the Annual Meeting will be elected.  The holders of Series B Preferred Stock are not entitled to vote in the election of the Common Stock Directors at the Annual Meeting.  All directors serving on the Board have terms of one year and all director seats will be up for election at each annual stockholders meeting.

Nominees for Common Stock Directors

We have entered into a Stockholders Agreement dated July 30, 2012 (the “Stockholders Agreement”) with CVC, Lonnie D. Schnell, our Chief Executive Officer and our Chief Financial Officer, and Larry Dyne, our President. The Stockholders Agreement requires that for any director nominees to be submitted to holders of the Common Stock for election at an annual meeting of the stockholders, a committee of our Board of Directors comprised solely of the Common Stock Directors, acting by majority vote, shall have the right to designate all of the Board’s nominees for directors to be elected by holders of the Common Stock.

Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below.  If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the then current Common Stock Directors to fill any vacancy.  We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board of Directors and the current Common Stock Directors propose the re-election of each of the following nominees as Common Stock Directors, both of whom currently serve on the Board of Directors as Common Directors:

Mark Dyne
Lonnie D. Schnell

If elected, Lonnie D. Schnell and Mark Dyne are expected to serve until the 2013 annual meeting of stockholders.  The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL NUMBER 2:                ELECTION OF SERIES B DIRECTORS

Proposal No. 2 is the re-election of two members of the Board of Directors as the Series B Directors.

Election of Directors

Pursuant to the Certificate of Designation of the Series B Preferred Stock, the holders of the Series B Preferred Stock, voting as a separate class, are entitled to elect up to three directors to our Board at the Annual Meeting.  The nominees for the Series B Directors receiving the highest number of votes of shares of Series B Preferred Stock at the Annual Meeting will be elected.  The holders of Common Stock are not entitled to vote in the election of the Series B Directors at the Annual Meeting.

Mr. Michael Francis Snyder previously served as a Series B Director, but recently resigned from the Board of Directors on April 9, 2012.  As a result, there is currently one vacancy on the Board among the Series B Directors.  As of the date of printing of this proxy statement, a replacement Series B Director had not yet been identified and qualified.  It is anticipated that a replacement Series B Director will be appointed to fill the vacancy after the Annual Meeting, subject to an acceptable replacement being identified by the holder of the Series B Preferred Stock and qualified to serve.

Nominees for Series B Directors

Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below.  If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the holders of the Series B Preferred Stock to fill any vacancy.  We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board of Directors and the holder of the Series B Preferred Stock proposes the re-election of each of the following nominees as Series B Directors, both of whom currently service as Series B Directors:

David Ellis
Mark J. Hughes

If elected, David Ellis and Mark J. Hughes are expected to serve until the 2013 annual meeting of stockholders.  The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

Directors, Nominees and Executive Officers

The following table sets forth the name, age and position of each of our directors, director nominees and certain executive officers as of April 27, 2012.

Name	Age	Position
Directors:
Mark Dyne (1)(3)	51	Chairman of the Board of Directors
Lonnie D. Schnell	63	Chief Executive Officer, Chief Financial Officer and Director
David Ellis (2)	48	Director
Mark J. Hughes (2)	40	Director

Other Executive Officers:
Larry Dyne (3)	39	President
James E. Reeder	54	Vice President, Corporate Controller

(1)	Messrs. Dyne and Schnell were elected by holders of Common Stock, and the seats they occupy on the Board will be filled by a vote of the holders of Common Stock, voting as a separate class.
(2)
Messrs. Ellis and Hughes were appointed by the sole holder of Series B Preferred Stock, and the seats they occupy on the Board will be filled by a vote of the holders of Series B Preferred Stock, voting as a separate class.

(3)	Mark Dyne and Larry Dyne are brothers.

Directors:

Mark Dyne
Mr. Dyne has served as Chairman of the Board of Directors since 1997.  Mr. Dyne currently serves as the Chief Executive Officer and the Managing Partner of Europlay Capital Advisors, LLC, a merchant banking and advisory firm.  Mr. Dyne previously served on the Board of Directors of Skype Global S.a.r.l. the world’s leader in V.O.I.P. communications as well as Atrinsic, Inc. Mr. Dyne also served as Chairman and Chief Executive Officer of Sega Gaming Technology Inc. (USA), a gaming company, and Chairman and Chief Executive Officer of Virgin Interactive Entertainment Ltd., based in London, England. Mr. Dyne was a founder of Packard Bell NEC Australia Pty. Ltd., and he was a founder and former director of Sega Ozisoft Pty Ltd. Mr. Dyne was nominated to our board of directors for his extensive domestic and international management experience, and knowledge of associated industry practices and trends.

Lonnie D. Schnell
Mr. Schnell joined us in January 2006 as our Chief Financial Officer, was appointed as Chief Executive Officer in February 2008 and has served on our Board of Directors since May 2008. Mr. Schnell served as Vice President of Finance for Capstone Turbine Corporation, a manufacturer of micro-turbine electric generators from 2004 until 2005. From 2002 to 2004 Mr. Schnell served as Chief Financial Officer of EMSource, LLC, an electronic manufacturing service company. Prior to EMSource, in 2002, Mr. Schnell served as Chief Financial Officer of Vintage Capital Group, a private equity investment firm. From 1999 through 2002, Mr. Schnell served as Chief Financial Officer of Need2Buy, Inc. a business-to-business internet marketplace for electronic components. Mr. Schnell has completed an executive MBA program with the Stanford University Executive Institute, and earned his Bachelor of Science in Accounting at Christian Brothers University. Mr. Schnell is a Certified Public Accountant with experience in the international accounting firm of Ernst & Young LLP. Mr. Schnell was nominated to our Board of Directors for his extensive domestic and international management experience, and knowledge of associated industry practices and trends, and for his financial management expertise.

David Ellis
David Ellis has served on our Board of Directors since October 2010. Mr. Ellis is a co-founder of GemCap, an equity investor in low and middle-market sized companies and provider of asset-based loans, ranging from $1 million to $10 million, as a senior-secured lender.  Through 2006, Mr. Ellis served as the President of Buxbaum Group, which he initially joined in 1988.  Following a three-year hiatus from Buxbaum Group starting in 1991, Mr. Ellis rejoined the company in 1994.  Buxbaum Group consisted of the following five companies which reported to Mr. Ellis: Buxbaum Company, Buxbaum Group, Buxbaum-Century, BC Commercial Finance and Pathway Strategic Partners.  While at Buxbaum Group, Mr. Ellis gained twenty years of experience in the acquisition, insolvency and turnaround management businesses. Mr. Ellis was nominated to our Board of Directors for his extensive domestic and international management experience, and knowledge of associated industry practices and trends, and for his financial and investment management expertise.

Mark J. Hughes
Mark J. Hughes has served on our Board of Directors since July 2010. Mr. Hughes currently serves as a Managing Director at The Comvest Group, a private investment firm focused on providing equity and debt capital to lower middle-market companies. From July 2005 until joining ComVest, Mr. Hughes was a Managing Director at Tejas Securities Group, an investment and merchant bank focused on distressed debt, high yield and special situations. From March 1998 to June 2005, Mr. Hughes served as a Managing Director in the Investment Banking Group and an Equity Research Analyst at C.E. Unterberg, Towbin, an investment bank that specialized on advising, financing and investing in middle-market healthcare and technology companies. From 1996 to 1998, Mr. Hughes worked in Global Markets as a Foreign Exchange Analyst at Deutsche Bank.  Prior to Deutsche Bank, Mr. Hughes spent three years as a Senior Auditor in the Hedge Fund and Broker Dealer Practice of Goldstein, Golub, & Kessler, LLC. Mr. Hughes was a CPA and received his B.S. from Rutgers College, Rutgers School of Business. Mr. Hughes was nominated to our board of directors for his extensive experience in private equity, capital markets, mergers and acquisitions, and corporate finance matters, and his leadership skills enable him to provide support to Talon in areas of operations, finance, and strategy.

Other Executive Officers:

Larry Dyne
Larry Dyne was appointed as our President in May 2009. He has been our employee since 1992, and was formerly Executive Vice President of Sales as well as vice president of product development and global sourcing, and vice president of trim sales. Through these positions, Mr. Dyne has established extensive and long-term relationships with the world’s top brands and clothing retailers. He was also formerly responsible for domestic production for all printing.

James E. Reeder
James E. Reeder joined us in May 2009 and was appointed Vice President, Corporate Controller. From January 2007 to September 2008, Mr. Reeder served as Chief Financial Officer at Sheffield Manufacturing, an aerospace parts manufacturer and at Data Exchange Corporation, an international provider of supply chain solutions. From January 2002 to October 2006, Mr. Reeder was Vice President Finance for Special Devices, Inc., a manufacturer of automotive safety devices and was previously Chief Financial Officer for Power Lift Corporation, a distributor of Caterpillar materials and equipment. Mr. Reeder also served in various senior financial roles at Avery Dennison Corporation for approximately fourteen years. Mr. Reeder has an MBA in Finance and Strategic Planning from the University of California at Berkeley and a B.S., Economics Summa Cum Laude from California State Polytechnic University, Pomona.

Board Composition and Director Elections

Our bylaws presently provide that the number of directors shall not be less than two nor more than nine, with the exact number to be fixed from time to time by resolution of our Board of Directors.  In connection with the Recapitalization Agreement (the “Recapitalization Agreement”), dated as of July 30, 2010, by and between us and CVC, the number of directors constituting the Board of Directors was set at five, of whom three were appointed by the holder of the Series B Preferred Stock.  The holders of our Common Stock, voting as a separate class, are entitled to elect the remaining two Common Stock Directors.

Pursuant to our certification of incorporation, including the Certificate of Designation of Series B Convertible Preferred Stock (the “Certificate of Designation”),, so long as the outstanding shares of Series B Preferred Stock represent 35% or more of our total outstanding voting shares, calculated on an as-converted basis into Common Stock:

•	the Board shall consist of not more than seven (7) members;

•
the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, shall have the right to elect three directors if the Board has five or fewer total members, and four directors if the Board has six or seven members; and

•
the holders of Common Stock together with holders of all other shares of our outstanding capital stock entitled to vote in the election of directors (other than the Series B Preferred Stock), voting together as a single class, shall have the right to elect all remaining director positions not reserved for the Series B Directors.

At least two of the Series B Directors must be and remain at all times while serving as a director, an independent director that qualifies for service on the audit committee of a corporation with securities listed on The NASDAQ Stock Market as provided in NASDAQ Marketplace Rule 5605(c)(2) (or any successor thereto).

The Common Stock Directors are elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Common Stock entitled to cast one vote for or against each candidate with respect to each share of Common Stock held by such holder) of the outstanding shares of Common Stock, with votes cast against such candidates and votes withheld having no legal effect.  The Common Stock Directors may not be elected by written consent.  So long as holders of Series B Preferred Stock are entitled to elect the Series B Directors, the Series B Preferred Stock are not entitled to vote in the election of the Common Stock Directors.  The election of the Common Stock Directors will occur (1) at the annual meeting of holders of capital stock or (2) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors.

The Series B Directors are elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.  Alternatively, the Series B Directors may be elected without a meeting by the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock.  The election of the Series B Directors will occur (1) at the annual meeting of holders of capital stock, (2) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (3) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series B Preferred Stock, or (4) by the written consent of holders of a majority of the outstanding shares of Series B Preferred Stock.

If at any time when the holders of Series B Preferred Stock have the right to elect Series B Directors, any Series B Director ceases to be a director for any reason, the vacancy may only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law.  If any Common Stock Director ceases to be a director for any reason, the vacancy may only be filled by the remaining Common Stock Directors, or by the stockholders entitled to elect the Common Stock Directors.

At the closing of the Recapitalization Agreement we issued all of the 407,160 authorized shares of the Series B Preferred Stock to CVC.  Each share of Series B Preferred Stock is convertible into one hundred shares of Common Stock, resulting in an aggregate of 40,716,000 shares of Common Stock issuable upon conversion of the Series B Preferred Stock, which, as of April 27, 2012, represents approximately 67.8% of our outstanding Voting Shares.

If at any time the outstanding shares of Series B Preferred Stock represent less than 35% of our total outstanding voting shares, calculated on an as-converted basis into Common Stock, then the entire Board will thereafter be elected by holders of our outstanding capital stock entitled to vote in the election of directors, voting together as a single class.

CVC, the holder of all outstanding shares of the Series B Preferred Stock, has designated Mark Hughes and David Ellis as Series B Directors, and the seats on the Board occupied by these directors will be voted upon by holders of Series B Preferred Stock.  Mark Dyne and Lonnie D. Schnell constitute the Common Stock Directors, and the seats on the Board occupied by these directors will be voted upon by holders of Common Stock.

Series B Preferred Stock Director Nominations

Pursuant to our Certificate of Designation, so long as the outstanding shares of Series B Preferred Stock represent 35% or more of our total outstanding voting shares, calculated on an as-converted basis into Common Stock, the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, shall have the right to elect the Series B Directors.

Common Stock Director Nominations

The Board does not believe it is necessary to have a standing nominating committee in light of the Board structure as set forth in the Certificate of Designation and Stockholders Agreement.  Nominations for Common Stock Directors are determined by the existing Common Stock Directors as described below and consistent with those governing documents.

Pursuant to our Stockholders Agreement, a committee of our Board of Directors comprised solely of directors then serving on the Board who were not elected or appointed by holders of Series B Preferred Stock (in other words, the Common Stock Directors), acting by majority vote, has the right to designate all of the Board’s nominees for director to be elected by holders of the Common Stock.  Mark Dyne and Lonnie D. Schnell currently are the Common Stock Directors, and therefore responsible for considering and approving nominations for candidates for Common Stock Director, including determining the appropriate qualifications and experience required of such candidates, and related matters.

In carrying out their function to nominate candidates for election to the Board of Directors, the directors will consider the mix of skills, experience, character, commitment and diversity of background of the Board of Directors at the time of such nominations.  The directors believe that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field.  Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the directors’ judgment, interfere with or limit such candidate’s ability to do so.  The directors have no stated specific, minimum qualifications that must be met by a candidate for a position on our Board of Directors.

The directors’ methods for identifying candidates for election to the Board of Directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources-members of the Board of Directors; our executives; individuals personally known to the members of the Board of Directors; and other research. The committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

A Talon common stockholder may nominate one or more persons for election as a Common Stock Director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Bylaws.  In addition, the notice must be made in writing and include (1) the qualifications of the proposed nominee to serve on the Board of Directors, (2) the principal occupations and employment of the proposed nominee during the past five years, (3) directorships currently held by the proposed nominee and (4) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

Board Meetings, Board Committees and Director Independence

Effective upon the closing of the Recapitalization Agreement on July 30, 2010, we eliminated our Board committees, and presently do not have a separately designated audit, compensation, nominating or governance committee of the Board of Directors.  The functions customarily delegated to these committees are now performed by our full Board of Directors.

We are not a “listed company” under SEC rules and are therefore not required to have separate committees comprised of independent directors.  We have, however, determined that as of April 27, 2012, David Ellis is “independent” as that term is defined in Section 5605 of the NASDAQ Marketplace Rules applicable to companies listed on The NASDAQ Stock Market, and have also determined that each of Messrs. Dyne, Schnell and Ellis is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Board of Directors held eight general meetings during 2011.  Each director serving at that time attended at least 75% of all the meetings of the Board of Directors.  While we have not established a policy with respect to members of the Board of Directors attending annual meetings, each director is encouraged to attend the annual meeting of stockholders.  One director was present at the 2011 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities fulfilled by the Chief Executive Officer and the Chairman of the Board at Talon.  The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors.

The Board is led by the Chairman, Mark Dyne, who became a member of our Board in 1997.  The benefits of Mr. Dyne’s leadership of the Board stem both from his long-standing relationship and involvement with us, which provides a unique understanding of our culture and business, as well as his on-going role as the Board’s primary contact with our senior management team, which ensures that a constant flow of Company-related information is available. This flow of communication enables Mr. Dyne to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings. Our Board of Directors has responsibility for the oversight of risk management. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the Board of Directors in setting our business strategy is a key part of its assessment of risk management and the determination of what constitutes our appropriate level of risk. The Board regularly discusses with management our major risk exposures, their potential impact on us and the steps taken to manage these risks.  In addition, the Board may retain, on such terms as determined by the Board, in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board in fulfilling its oversight responsibilities.

Compensation of Directors and Officers

The compensation committee of the Board was responsible for determining the compensation to be paid to our officers and directors, with recommendations from management as to the amount and/or form of such compensation.  With the elimination of the compensation committee on July 30, 2010, the full Board of Directors now performs this function.  While our Board may utilize the services of consultants in determining or recommending the amount or form of executive and director compensation, we do not at this time employ consultants for this purpose.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted three methods by which our stockholders may communicate with the Board of Directors regarding matters of substantial importance to us. These methods are as follows:

Procedures for Submission of Communications Regarding Audit and Accounting Matters.  Pursuant to the duties and responsibilities previously delegated to the audit committee of the Board of Directors in its audit committee charter, our Board of Directors adopted procedures for (1) the receipt, retention, and treatment of communications received by us regarding accounting, internal accounting controls, or auditing matters; and (2) the submission by our employees, on a confidential and anonymous basis, of communications regarding questionable accounting or auditing matters. These functions previously assigned to the audit committee are now performed by the full Board of Directors.  These procedures allow any person to submit a good faith communication regarding these various audit, internal accounting control and accounting matters to the Board of Directors, or to our management, and any employee to do so on a confidential and anonymous basis, without fear of dismissal or retaliation of any kind.  The “Complaint Procedures for Accounting and Auditing Matters” can be found on the our website at www.talonzippers.com.

Code of Ethical Conduct.  Our Code of Ethical Conduct identifies a mailing address of the Board of Directors. This allows individuals to contact Board of Directors members in connection with matters concerning the code and our overall ethical values and standards.

Investor Relations. Our investor relations manager, Rayna Hernandez, coordinates the response to all of our investor relations matters. Stockholders are free to contact Ms. Hernandez at info@talonzippers.com, or our Investor Relations Department, at 818-444-4100.  Ms. Hernandez determines whether inquiries or other communications with respect to investor relations should be relayed to the Board of Directors or to management.  Typical communications relayed to the Board of Directors or management involve stockholder proposal matters, audit and accounting matters addressed in the section titled “Procedures for Submission of Communications Regarding Audit and Accounting Matters” above, and matters related to our code of ethical conduct addressed in the section titled “Code of Ethical Conduct” above.

COMPENSATION DISCUSSION AND ANALYSIS

The Board is responsible for determining the compensation to be paid to our officers and directors, with recommendations from management as to the amount and/or form of officer compensation.  While our Board may utilize the services of consultants in determining or recommending the amount or form of executive and director compensation, we do not at this time employ consultants for this purpose, and did not employ compensation consultants at any time during 2011.

Our executive compensation program is administered by the Board of Directors.  The Board is responsible for, among other functions: (1) reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives; (2) administering our incentive-compensation and equity based plans; and (3)  negotiating, reviewing and recommending the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer,  and other current and former executive officers.  The Board of Directors also has the authority to select and/or retain outside counsel, compensation and benefits consultants, or any other consultants to provide independent advice and assistance in connection with the execution of its responsibilities.

Our named executive officers for 2011 were as follows:

•	Lonnie D. Schnell, Chief Executive Officer & Chief Financial Officer;

•	Larry Dyne, President; and

•	James E. Reeder, Vice President, Corporate Controller.

Compensation Philosophy

Our executive compensation program is designed to drive company performance to maximize stockholder value while meeting our needs and the needs of our employees.  The specific objectives of our executive compensation program include the following:

•	Alignment – to align the interests of executives and stockholders through equity-based compensation awards;

•	Retention – to attract, retain and motivate highly qualified, high performing executives to lead our continued growth and success; and

•	Performance – to provide rewards commensurate with performance by emphasizing variable compensation that is dependent upon the executive’s achievements and company performance.

In order to achieve these specific objectives, our executive compensation program is guided by the following core principles:

•	Rewards under incentive plans are based upon our short-term and longer-term financial results and increasing stockholder value;

•
Senior executive pay is set at sufficiently competitive levels to attract, retain and motivate highly talented individuals who are necessary for us to achieve our goals, objectives and overall financial success;

•	Compensation of an executive is based on such individual’s role, responsibilities, performance and experience, taking into account the desired pay relationships within the executive team; and

•
Our executive compensation program places a strong emphasis on performance-based variable pay to ensure a high pay-for-performance culture.  Annual performance of our company, primarily in terms of performance measured by an adjusted earnings before interest, taxes, depreciation and amortization for the year, and the executive are taken into account in determining annual bonuses that ensures a high pay-for-performance culture.

Compensation Elements

We compensate senior executives through a variety of components, including base salary, annual incentives, equity incentives and benefits and perquisites, in order to provide our employees with a competitive overall compensation package.  The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice.  The purpose and key characteristics for each component are described below.

Base Salary

Base salary provides executives with a steady income stream and is based upon the executive’s level of responsibility, experience, individual performance and contributions to our overall success. Competitive base salaries, in conjunction with other pay components, enable us to attract and retain highly talented executives.  The Board of Directors typically sets base salaries for our senior executives at market levels. However, base salaries will vary in practice based upon an individual’s performance, individual experience and negotiations and for changes in job responsibilities.

Management Incentive Bonuses

Management incentive bonuses are a variable performance-based component of compensation.  The primary objective of an annual incentive bonus is to reward executives for achieving corporate and individual goals and to align a meaningful portion of total pay opportunities for executives and other key employees to the attainment of our company’s performance goals. These awards are also used as a means to recognize the contribution of our executive officers to overall financial, operational and strategic success.

Equity Incentives

Equity incentives are intended to align senior executive and stockholder interests by linking a meaningful portion of executive pay to long-term stockholder value creation and financial success over a multi-year period.  Equity incentives are also provided to our executives to attract and enhance the retention of executives and other key employees and to facilitate stock ownership by our senior executives. The Board of Directors also considers individual and company performance when determining long-term incentive opportunities.

Health & Welfare and 401-K Benefits

The named executive officers participate in a variety of retirement, health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace.  Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

Severance and Change of Control Arrangements

We do not have a formal plan for severance or separation pay for our employees, but we typically include a severance provision in the employment agreements of our executive officers that is triggered in the event of involuntary termination without cause or in the event of a change in control.

In order to preserve the morale and productivity and encourage retention of our key executives in the face of the disruptive impact of an actual or rumored change in control, we provide a bridge to future employment in the event that an executive’s job is eliminated as a consequence of a change in control.  This provision is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive’s own employment.  Our employment agreements with our current named executive officers provide a lump sum payment and benefits continuation as a result of an involuntary termination without cause or for good reason following a change in control, plus accelerated vesting of stock or option awards.

Other Benefits

In order to attract and retain highly qualified executives, we provide some of our named executive officers, with automobile allowances that we believe are consistent with current market practices. Our executives also may participate in a 401(k) plan under which we match contributions for all employees up to 100% of an employee’s contributions to a maximum of $1,000 and subject to any limitations imposed by ERISA.

Other Factors Affecting Compensation

Accounting and Tax Considerations

We consider the accounting implications of all aspects of our executive compensation program.  Our executive compensation program is designed to achieve the most favorable accounting (and tax) treatment possible as long as doing so does not conflict with the intended plan design or program objectives.

Process for Setting Executive Compensation

When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual company performance as compared to pre-established goals, (2) overall company performance and size relative to industry peers, (3) individual executive performance and expected contribution to our future success, (4) changes in economic conditions and the external marketplace and (5) in the case of named executive officers, other than Chief Executive Officer, the recommendation of our Chief Executive Officer.  Ultimately, the Board uses its judgment when determining how much to pay our executive officers.  The Board evaluates each named executive officer’s performance during the year against established goals, leadership qualities, business responsibilities, current compensation arrangements and long-term potential to enhance stockholder value.  The opinions of outside consultants may also taken into consideration in deciding what salary, bonus, long-term incentives and other benefits and severance to give each executive in order to meet our objectives stated above.

The Board considers compensation information from data gathered from annual reports and proxy statements from companies that the Board generally considers comparable to us; compensation of other company employees for internal pay and equity purposes; and levels of other executive compensation plans from compensation surveys.

The Board sets the pay for the named executive officers and other executives, by element and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving our long-term objectives.

Factors Considered

In administering the compensation program for senior executives, including named executive officers, the Board of Directors considers the following:

•
Cash versus non-cash compensation.  The pay elements are cash-based except for the long-term incentive program, which may be cash-based, equity-based, or a combination.  In 2010, long-term incentive compensation included grants of restricted stock units to our Chief Executive Officer and to our President, which grants were made in connection with the recapitalization transaction that closed in July 2010;

•	Prior year’s compensation. The Board of Directors considers the prior year’s bonuses and long-term incentive awards when approving bonus payouts or equity grants;

•
Adjustments to Compensation. On an annual basis, and in connection with setting executive compensation packages, the Board of Directors reviews our operating income growth, earnings before interest and taxes growth, earnings per share growth, cash flow growth, operating margin, revenue growth and total stockholder return performance.  In addition, the Board of Directors considers peer group pay practices, emerging market trends and other factors.  No specific weighing is assigned to these factors nor are particular targets set for any particular factor.  Total compensation from year to year can vary significantly based on our and the individual executive’s performance; and

•	Application of discretion. It is our policy and practice to use discretion in determining the appropriate compensation levels considering performance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to each person serving as Chief Executive Officer and Chief Financial Officer during 2011 and the most highly compensated executive officer other than the Chief Executive Officer and Chief Financial Officer at the end of the 2011 whose compensation exceeded $100,000 (referred to as “named executive officers”), information concerning all compensation earned for services to us in all capacities for 2009, 2010 and 2011.

	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Lonnie D. Schnell
Chief Executive Officer	2011	$349,519	$80,436	$-	$-	$-	$39,288	$469,243
and Chief Financial	2010	324,615	-	1,143,344	-	162,500	31,668	1,662,127
Officer	2009	310,573	-	-	51,418	94,000	25,643	481,634
Larry Dyne
President	2011	324,519	75,436	-	-	-	22,693	422,648
	2010	299,615	-	1,120,540	-	150,000	19,393	1,589,548
	2009	284,612	-	-	37,462	71,000	16,345	409,419
James E. Reeder
Vice President,	2011	175,000	15,000	-	9,091	-	20,470	219,561
Corporate Controller	2010	171,539	45,000	-	-	-	15,868	232,407
	2009	100,439	-	-	18,920	22,500	6,512	148,371

(1)
Bonus compensation consists of discretionary annual cash bonuses and cash awarded to the named executives based upon performance.  Bonuses are reported for the year in which they were earned, and are generally paid in the first quarter of the subsequent year.

(2)
The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 with respect to option awards or stock awards granted in the applicable year.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to these grants, refer to Note 6 of our accompanying Notes to Consolidated Financial Statements in this Annual Report on Form 10-K. These amounts do not reflect the actual value that may be realized by the named executive officers which depends on the value of our shares in the future.

(3)
Non-equity incentive plan compensation for 2010 consists of awards from the EBITDA Bonus Plan, a cash incentive plan, which was established pursuant to our employment agreements with Mr. Schnell and Mr. Dyne signed on July 30, 2010. Non-equity incentive plan compensation for 2009 consists of awards to the named executive officers under the Management Incentive Plan, a cash incentive plan, which was established pursuant to our 2008 employment agreements with Mr. Schnell and Mr. Dyne for these and other executives. Incentives are reported in the year earned, and are paid in accordance with their terms in the subsequent year.

As described further below, options were granted in 2009 to Mr. Schnell and Mr. Dyne and a promissory note was issued to Mr. Schnell in satisfaction of bonus amounts to which such executives were entitled for fiscal 2008 in accordance with Management Incentive Plan, comprising $53,230 and $40,000 in bonus amounts for Mr. Schnell and Mr. Dyne, respectively, previously reported as 2008 non-equity incentive plan compensation to these executives in our 2008 Annual Report on Form 10-K.

(4)	All other compensation consists of the following (amounts in dollars):

	Year	Health and medical insurance (a)	Life and disability insurance (b)	401k contribution (c)	Automobile allowances	Total

Lonnie D. Schnell	2011	$27,727	$301	$1,000	$10,260	$39,288
	2010	21,397	301	1,000	8,970	31,668
	2009	17,802	301	-	7,540	25,643

Larry Dyne	2011	15,438	4,084	1,000	2,171	22,693
	2010	11,588	4,025	1,000	2,780	19,393
	2009	9,938	4,000	-	2,407	16,345

James E. Reeder	2011	19,169	301	1,000	-	20,470
	2010	14,567	301	1,000	-	15,868
	2009	5,362	150	1,000	-	6,512

(a)	Includes payments of medical premiums.
(b)	Includes executive and group term life and disability insurance.
(c)	Represents our contribution to 401k programs.

Executive Compensation

Chief Executive Officer and Chief Financial Officer. The 2010 and 2011 base salary and other compensation for Lonnie Schnell, our Chief Executive Officer was determined in accordance with our employment agreement with him. The terms and conditions established in this agreement were the result of our consideration of our operating performance levels, at the time of entering into the agreement and for prior periods, comparative industry compensation levels and negotiations with Mr. Schnell. The base compensation was evaluated in conjunction with the long-term equity awards and annual bonus incentives to establish a compensation arrangement providing a substantial incentive for the achievement of our long-term objectives and for adding stockholder value.  Accordingly, the base compensation was established near minimum industry levels for the same role in comparable companies, and on July 30, 2010 Mr. Schnell was granted a restricted stock unit award (“RSU Award”) for 5,778,500 shares of our common stock.  The RSU Award vested 50% on a date which was 13 months following the grant date, and vests an additional 10% on each date which is 18, 24, 30, 36 and 42 months following the grant date, subject to full acceleration of vesting upon a change in control of the Company, as defined in the RSU Award agreement. The settlement of vested shares under the RSU Award is subject to non-revocable deferral elections delivered by Mr. Schnell.

In addition to the long-term equity incentive, Mr. Schnell was entitled to receive an annual cash bonus in 2010 and 2011 in an amount equal to a percentage of his base salary upon Talon achieving actual adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) within a range, starting at 80%, of target adjusted EBITDA.

The EBITDA bonus award under Mr. Schnell’s employment agreement for 2010 and 2011 is shown in the table above as non-equity incentive plan compensation. The target EBITDA was not achieved for 2011, and therefore no non-equity incentive plan compensation was earned.  However, Mr. Schnell was awarded a discretionary incentive cash bonus for 2011, shown in the table above under Bonus, based on the performance of the Company and Mr. Schnell’s individual performance and contributions.

In 2009, a cash incentive, referred to as the Management Incentive Program (“MIP”), was established as provided in Mr. Schnell’s employment agreement setting aside 12% of our EBITDA, and selected expenses associated with non-operating charges, for annual bonus awards to him and the other senior executives.  The MIP fund awards are shown in the table above as non-equity incentive plan compensation.  .

In 2009, Mr. Schnell was awarded (a) a 10-year non-qualified stock option to purchase 700,000 shares of common stock, which option was immediately vested and has an exercise price of $0.09 per share, and (b) a promissory note in the principal sum of $35,000, which note accrued interest at the rate of 6.0% per annum from April 16, 2009 and matures on the earlier of December 31, 2011 and a date that is ten business days following the date Mr. Schnell’s employment with us terminates for any reason.  The 2008 annual incentive bonuses awarded to Mr. Schnell in the form of options and a promissory note were paid in 2009 in satisfaction of all bonus amounts to which he was entitled for fiscal 2008 in accordance with his employment agreement, including $53,230 in bonus payments for Mr. Schnell previously reported as 2008 non-equity incentive plan compensation our 2008 Annual Report on Form 10-K.

President. The 2010 and 2011 base salary and other compensation for Larry Dyne, our President was determined in accordance with our employment agreement with him. The terms and conditions established in this agreement were the result of our consideration of our operating performance levels at the time of entering into the agreements and for prior periods, comparative industry compensation levels and negotiations with Mr. Dyne.  The base compensation was evaluated in conjunction with the long-term equity awards and annual bonus incentives to establish a compensation arrangement providing a substantial incentive for the achievement of our long-term objectives and for adding stockholder value.  Accordingly, the base compensation was established near minimum industry levels for the same role in comparable companies, and on July 30, 2010 Mr. Dyne was granted a RSU Award for 5,778,500 shares of our common stock.

The RSU Award vested 50% on a date which was 13 months following the grant date, and vests an additional 10% on each date which is 18, 24, 30, 36 and 42 months following the grant date, subject to full acceleration of vesting upon a change in control of our Company, as defined in the RSU Award agreement. The settlement of vested shares under the RSU Award is subject to non-revocable deferral elections delivered by Mr. Dyne.  In addition to the long term incentive, Mr. Dyne was entitled to receive an annual cash bonus in 2010 and 2011 in an amount equal to a percentage of his base salary upon Talon achieving actual adjusted EBITDA within a range, starting at 80%, of target adjusted EBITDA.

The EBITDA bonus award under Mr. Dyne’s employment agreement for 2010 and 2011 is shown in the table above as non-equity incentive plan compensation.  The target EBITDA was not achieved for 2011, and therefore no non-equity incentive plan compensation was earned.  However, Mr. Dyne was awarded a discretionary incentive cash bonus for 2011, shown in the table above under Bonus, based on the performance of the Company and Mr. Dyne’s individual performance and contributions.

For 2009, Mr. Dyne was eligible to participate in the MIP annual cash incentive plan, and was awarded a 10-year non-qualified stock option to purchase 510,000 shares of our common stock, which option was immediately vested and has an exercise price of $0.09 per share.  The 2008 annual incentive bonuses awarded to Mr. Dyne in the form of this option grant were paid in satisfaction of all bonus amounts to which he was entitled for fiscal 2008 in accordance with his employment agreement, including $40,000 in bonus payments for Mr. Dyne previously reported as 2008 non-equity incentive plan compensation in our 2008 Annual Report on Form 10-K.

Vice President, Corporate Controller. The 2010 and 2011 compensation for James E. Reeder, our Vice President, Corporate Controller was in accordance with our at-will employment agreement with him.  The terms and conditions established in this agreement were the result of our consideration of our operating performance levels, compensation levels for our previous corporate controller, comparative industry compensation levels and negotiations with Mr. Reeder.  The base compensation was evaluated in conjunction with the long-term equity awards and annual bonus incentives to establish a compensation arrangement providing a substantial incentive for the achievement of our long-term objectives and for adding stockholder value.  Accordingly, the base compensation was established near minimum industry levels for the same role in comparable companies. Cash bonus is a discretionary bonus award based on performance.

 In 2011 and 2009, long-term equity in the form of options for 100,000 and 200,000 shares of common stock, respectively, were granted to Mr. Reeder as an inducement to maximize performance and increase stockholder value. The option grants were established to vest monthly over a four-year term, after a minimum initial term of twelve months, to coincide with the objectives of our strategic plan. Mr. Reeder was a participant in the Management Incentive Plan for 2009.  During the first year of employment, a bonus of not less than $20,000 was guaranteed in the employment agreement. Bonuses for 2010 and 2011 are discretionary incentive bonuses awarded based on the performance of the Company and Mr. Reeder’s individual performance and contributions.

Grants of Plan-Based Awards in Fiscal 2011

The following table provides information about equity-awards granted to each named executive officer in 2011.

Name	Grant Date (1)	Approval Date(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/SH) (3)	Market Price on Grant Date ($/SH) (3)	Grant Date Fair Value of Option Awards ($)(4)
James E. Reeder	1/13/11	1/6/11	100,000	$0.10	$0.09	$9,091

(1)
The grant date of an option award is the date that the Board of Directors fixes as the date the recipient is entitled to receive the award.  The approval date is the date that the Board of Directors approves the award. Our policy is to set the exercise price of options as the average market price of the Company’s stock for the five trading days following the date of approval of the grant, and the actual grant date is the last day of such five day period.

(2)	Option awards have a 10 year term and vests over a four-year period.

(3)
The exercise price of option awards may differ from the market price on the date of grant.  The exercise price of options granted in 2011 is equal to the average closing sales prices of our common stock for the five trading days prior to and including the grant date, as reported on the OTCQB, while the market price on the date of grant is the closing price of our common stock on that date.

(4)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year 2011

The following table provides information with respect to outstanding stock options and stock awards held by each of the named executive officers as of December 31, 2011.

Name	Grant Date	Option Awards					RSU Stock Awards
		Number of Securities Underlying Unexercised Options					Number of Shares or Units of Stock That Have	Market Value of Shares or Units of Stock That Have Not
		(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Not Vested (#)(2)	Vested ($)(3)
Lonnie D. Schnell	6/25/08	900,000	-		$0.20	06/24/18
	8/6/09	700,000	-		$0.09	8/6/19
	7/30/10						2,889,250	317,818
Larry Dyne	6/25/08	700,000	-		$0.20	06/24/18
	8/6/09	510,000	-		$0.09	8/6/19
	7/30/10						2,889,250	317,818
James E. Reeder	6/1/09	125,000	75,000	(1)	$0.11	6/1/19
	1/13/11	-	100,000	(1)	$0.10	1/13/21

(1)
These options vest and become exercisable with respect to 25% of the total options shares at the end of one year from the date of the grant and the remaining shares shall become exercisable in 36 monthly installments equal to 1/48th of the Option shares on the last day of each calendar month thereafter until fully exercisable.

(2)
Each RSU original award of 5,778,500 vests 50% on a date which is 13 months following the grant date, and 10% on each date which is 18, 24, 30, 36 and 42 months following the grant date, subject to partial acceleration of vesting as part of the executives’ severance benefits and full acceleration of vesting upon a change in control of the Company, as defined in the RSU Award agreement. Issuance of the common shares upon settlement of the vested portion of the RSU Award is subject to irrevocable deferral elections delivered by the recipients.

(3)	Based on the closing price of the Common Stock on December 31, 2011 of $0.11, as reported by the OTCQB.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table provides information with respect restricted stock award vesting for each of the named executive officers during 2011.  There were no options exercised by named executive officers during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Lonnie D. Schnell	2,889,250	$288,925
Larry Dyne	2,889,250	$288,925

(1)
The shares shown in the table above indicate shares that vested under the RSU Awards on August 30, 2011.  Pursuant to deferral elections made by both Mr. Schnell and Mr. Dyne, each of them elected to defer receipt of the common shares to be issued upon settlement of these vested RSU Awards as follows: 300,000 shares on August 30, 2011; 172,150 shares on July 30, 2012; 172,150 shares on Jan. 30, 2013; 422,150 shares on July 30, 2013; 422,150 shares on Jan. 30, 2014 and 1,400,650 shares on July 30, 2014, in each case subject to earlier settlement in the event of a change of control or the death of the reporting person.

(2)	Based on the closing price of the Common Stock on August 30, 2011 of $0.10, as reported by the OTCQB

Employment Agreements, Termination of Employment and Change of Control Arrangements

Employment Agreements

We have entered into the following employment agreements with Lonnie D. Schnell and Larry Dyne.  Mr. Reeder does not have an employment agreement.

Lonnie D. Schnell, Chief Executive Officer and Chief Financial Officer.  In connection with the Recapitalization Agreement, on July 30, 2010, we entered into an Executive Employment Agreement with Mr. Schnell.  Mr. Schnell’s employment agreement provides that he will continue to serve as our Chief Executive Officer.  The employment agreement has a term continuing through December 31, 2013, and may be extended to December 31, 2014.  Pursuant to this agreement, Mr. Schnell received an annual base salary of $325,000 for the period starting on July 30, 2010 through December 31, 2010.  Starting on January 1, 2011 through the remainder of the term of this agreement, Mr. Schnell’s annual base salary will be $350,000.  Such base salary may be increased, but not decreased, at the discretion of the Board.  Mr. Schnell will be entitled to receive an annual cash bonus in an amount equal to a percentage of his base salary upon Talon achieving actual adjusted EBITDA within a range, starting at 80%, of target adjusted EBITDA.

Mr. Schnell is entitled to an auto allowance of $1,000 per month, and reimbursement of up to $10,000 for legal fees incurred in connection with the negotiation of his employment agreement.  In the event that prior to the end of the term, Mr. Schnell’s employment is terminated by us “without cause” (as defined in the agreement), by Mr. Schnell for “good reason” (as defined in the agreement) or due to Mr. Schnell’s death or disability, then conditional upon his execution of a release of claims, Mr. Schnell or his estate will be entitled to receive, in addition to all accrued salary, (1) severance payments equal to 18 months of Mr. Schnell’s base salary, (2) all options issued to Mr. Schnell shall remain outstanding for 18 months following termination, and (3) continued medical coverage for Mr. Schnell and his dependents for 18 months following termination.

Larry Dyne, President. In connection with the Recapitalization Agreement, on July 30, 2010, we entered into an Executive Employment Agreement with Mr. Dyne.  Mr. Dyne’s employment agreement provides that he will continue to serve as our President.  The employment agreement has a term continuing through December 31, 2013, and may be extended to December 31, 2014.  Pursuant to this agreement, Mr. Dyne received an annual base salary of $300,000 for the period starting on July 30, 2010 through December 31, 2010.  Starting on January 1, 2011 through the remainder of the term of this agreement, Mr. Dyne’s annual base salary will be $325,000.  Such base salary may be increased, but not decreased, at the discretion of the Board. Mr. Dyne will be entitled to receive an annual cash bonus in an amount equal to a percentage of his base salary upon Talon achieving actual adjusted EBITDA within a range, starting at 80%, of target adjusted EBITDA.

Mr. Dyne is entitled to an auto allowance of $950 per month, and reimbursement of up to $10,000 for legal fees incurred in connection with the negotiation of his employment agreement.  In the event that prior to the end of the term, Mr. Dyne’s employment is terminated by us “without cause” (as defined in the agreement), by Mr. Dyne for “good reason” (as defined in the agreement) or due to Mr. Dyne’s death or disability, then conditional upon his execution of a release of claims, Mr. Dyne or his estate will be entitled to receive, in addition to all accrued salary, (1) severance payments equal to 18 months of Mr. Dyne’s base salary,  (2) all options issued to Mr. Dyne shall remain outstanding for 18 months following termination, and (3) continued medical coverage for Mr. Dyne and his dependents for 18 months following termination.

Potential Severance Payments

Under the Executive Employment Agreements described above, Messrs. Schnell and Dyne will be entitled to receive  severance benefits in the event that the executive’s employment is terminated due to executive’s death or disability, by us without “cause” or by the executive for “good reason.”  The following table sets forth severance payments and benefits that we would have been obligated to pay to Messrs. Schnell and Dyne assuming a triggering event had occurred under each of their respective employment agreements as of December 31, 2011 as follows:

Name	Cash Severance Payment ($)(1)	Bonus ($)	Continuation of Health Benefits ($)	Total Severance Benefits ($)
Lonnie D. Schnell	587,622	70,000	38,587	696,209
Larry Dyne	544,550	65,000	19,910	629,460

(1)
Includes (a) earned and unpaid base salary through the date of termination, (b) accrued but unpaid vacation and (c) severance payments equal to 18 months of base salary and payable in a lump sum or periodic payments as provided in the executive’s employment agreement and (d) car allowance payments due at the first day of the month during the severance period (18 months) as provided in the executive’s employment agreement.

Potential Change in Control Payments

Each RSU Award to Messrs. Schnell and Dyne will vest 100% upon a change in control of our Company, as defined in the RSU Award agreement. In addition, in accordance with their deferral elections, the entire vested portion of the RSU Award subject to a deferral will be immediately settled in common shares upon a change in control transaction. The following table sets forth the change in control benefits that we would have been obligated to pay to our named executive officers assuming a change of control had occurred as of December 31, 2011.

Name	Value of Acceleration of Vesting of Equity Awards ($)(1)
Lonnie D. Schnell	317,818
Larry Dyne	317,818

(1)	Based on the closing price of the Common Stock on December 31, 2011 of $0.11, as reported by the OTCQB.

Director Compensation

The general policy of the Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation.  We do not pay management directors for Board service in addition to their regular employee compensation.  The full Board of Directors has the primary responsibility for reviewing and considering any revisions to director compensation.

The following table details the total compensation earned by our non-employee directors in 2011.

Name	Fees earned or paid in cash	Option awards (4)	Total
Mark Dyne (1)	$20,000	$8,918	$28,918
David Ellis (2)	14,500	8,918	23,418
Mark J. Hughes (2)	15,500	8,918	24,418
Michael Francis Snyder (2)(3)	15,500	8,918	24,418
Total	$65,500	$35,672	$101,172

(1)	As of December 31, 2011, Mr. Mark Dyne held options to purchase a total of 240,000 shares.

(2)	As of December 31, 2011, each of the Messrs. Ellis, Hughes and Snyder held options to purchase a total of 100,000 shares.

(3)	Mr. Snyder resigned from his position as board member on April 9, 2012.

(4)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Our current policy, adopted as of January 1, 2011, is to pay non-employee directors $1,000 for their personal attendance at any meeting of the Board of Directors and $500 for attendance at any telephonic meeting of the Board of Directors.  We will also pay non-employee directors an annual retainer of $10,000 for Board service.  The Chairman of the Board will receive an annual retainer of $15,000 for Board service. Our Board of Directors does not have standing audit, compensation or nominating committees.  The Board of Directors handles all audit, compensation and nominating committee matters.  We also reimburse directors for their reasonable travel expenses incurred in attending board meetings.

In addition, our current policy is to annually grant to each non-employee director an option to purchase 100,000 shares of our common stock, which will vest in 12 equal monthly installments. On January 13, 2011, we issued 100,000 options to each of the Messrs. Mark Dyne, David Ellis, Mark J. Hughes and Michael Francis Snyder, which became exercisable in 12 equal monthly installments, and were fully vested one year from the date of grant.

Risk Assessment Regarding Compensation Policies and Practices

Our compensation program for employees does not create incentives for excessive risk taking by our employees or involve risks that are reasonably likely to have a material adverse effect on Talon.  Our base salary component of compensation does not encourage risk-taking because it is a fixed amount.  Our executive bonus plan for senior executives and our equity compensation awards have the following risk-limiting characteristics:

•
Cash awards to each executive officer under management incentive bonus plans are set in a market range and are limited by the terms of the plan for senior executives to a fixed maximum specified in the plan;

•	Equity and discretionary cash awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Neither cash nor equity awards are not tied to formulas that could focus executives on specific short-term outcomes;

•
Members of the Board of Directors approve the final cash incentive awards made under the executive bonus plan for senior executives in their discretion, after the review of executive and corporate performance;

•	Members of the Board of Directors approve all equity awards for senior executives in their discretion; and

•	An equity award’s value is delivered in the form of stock and options that vest over multiple years, which aligns the interests of executive officers to long-term stockholder interests.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Party Transactions

We have adopted a policy that requires Board of Directors approval of transactions with related persons as defined by SEC regulations, including any sales or purchase transaction, asset exchange transaction, operating agreement, or advance or receivable transaction that could put our assets or operating performance at risk.  All of our directors and executive officers are required at all times, but not less than annually, to disclose all relationships they have with companies or individuals that have conducted business with, or had an interest in, us.  Our executive officers monitor our operations giving consideration to the disclosed relationships and refer potential transactions to the Board of Directors for approval.  The Board of Directors considers a related party transaction for its potential economic benefit to us, to ensure the transaction is “arms length” and in accordance with our policies and that it is properly disclosed in our reports to stockholders.

Reportable Related Party Transactions

Other than the employment arrangements described elsewhere in this report and the transactions described below, since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds $120,000; and

•
in which any director, executive officer, stockholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Notes payable to related parties includes a note and associated interest due to Lonnie D. Schnell, our Chief Executive Officer and Chief Financial Officer. The note was issued on August 6, 2009 in partial satisfaction of 2008 annual incentive amounts to which Mr. Schnell was entitled. The balance of the note payable and accrued interest expense due to Mr. Schnell at December 31, 2011 and 2010 was $41,159 and $38,768, respectively, and the balance was paid in full ssubsequent to the year ending December 31, 2011.

Notes payable to related parties also included demand notes and advances to parties related to or affiliated with Mark Dyne, Chairman of our Board of Directors, a stockholder and the brother of our President.  The balance of demand notes payable and interest expense due to Mark Dyne and affiliated parties at December 31, 2011 and December 31, 2010 was $198,783 and $236,448, respectively.  On August 2, 2011 the Promissory Note dated as of June 30, 1991 in favor of Harold Dyne was paid in full, including accrued interest, in the aggregate amount of $44,340. Subsequent to the year ending December 31, 2011 the note in favor of Monto Holdings Pty, Ltd was paid in full, including accrued interest, in the aggregate amount of $199,798.

In March 2010, a consulting agreement with Diversified Consulting, LLC, a company owned by Mark Dyne expired.  Accrued consulting fees and related interest amounted to $0 and $164,761, as of December 31, 2011 and 2010, respectively, in consideration of the final payments under the agreement.  Consulting fees and related interest to Diversified Consulting, LLC amounted to $6,464, $63,194 and $401,568 for the years ended December 31, 2011, 2010, and 2009, respectively. On August 4, 2011 the balance of $83,725 due under this agreement was paid in full to Diversified Consulting, LLC.

Colin Dyne is a director, officer and significant stockholder of People’s Liberation, Inc., the parent company of Versatile Entertainment, Inc. and William Rast Sourcing (“PLI”). Also, Colin Dyne is the brother of both Mark Dyne, our Chairman of the board of directors and Larry Dyne, our President. We had sales to PLI during the years ended December 31, 2011, 2010 and 2009 of $142,530, $120,270 and $207,322, respectively.  Accounts receivable of $3,112 and $26,739 were outstanding from PLI at December 31, 2011 and 2010, respectively.

 In November 2009, we entered into an agreement with Colin Dyne to pay a commission equal to 7% of the collected revenues associated with the sales of products to a specific retail brand, with a portion of the commission earned applied to a then outstanding note receivable balance. During the years ended December 31, 2011, 2010 and 2009 commissions of $72,640, $172,506 and $13,269 were earned under this agreement, respectively, and for the year ended December 31, 2010 commissions of $27,057 were applied to the note receivable balance..  The Note Receivable from Related Party, net at December 31, 2009 represented the unsecured note and accrued interest receivable due from Colin Dyne, and included a valuation reserve for the full amount due. The note bore interest at 7.5% and was due on demand.  On June 29, 2010, we sold the Note Receivable with all of our rights, title and interest therein to an unrelated third party for cash proceeds of $275,000. The amount received was recorded as a recovery of bad debts.

AUDIT RELATED MATTERS

Report of Board of Directors Performing the Functions of an Audit Committee

The functions customarily delegated to the audit committee are performed by our full Board of Directors.  The Board of Directors has furnished the report set forth below.

The Board of Directors was responsible for overseeing and monitoring the integrity of our financial reporting process, our compliance with legal and regulatory requirements and the quality of our internal and external audit processes.  The Board reviewed and reassessed the charter annually and recommended any changes to the Board for approval.

In fulfilling its responsibilities for the financial statements for fiscal year 2011, the Board of Directors:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2011 with management and SingerLewak LLP, our independent registered public accounting firm;

•	Discussed with SingerLewak LLP in the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•
Received written disclosures and a letter from SingerLewak LLP regarding its independence as required by Independence Standards Board Standard No. 1.  The Board of Directors discussed with Singerlewak LLP their independence; and

•
Based on its review of the audited financial statements and discussions with management and Singerlewak LLP, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Board of Directors also considered the status of pending litigation and other areas of oversight relating to the financial reporting and audit process that the Board of Directors determined appropriate.

The Board of Directors had considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

The Board of Directors:

Mark Dyne
Lonnie D. Schnell
Mark J. Hughes
David Ellis

Services Provided by the Independent Auditors

Our Board of Directors performed the functions of the audit committee and is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors.

SingerLewak LLP served as our independent registered public accounting firm for each of the fiscal years ended December 31, 2011, 2010 and 2009.

Audit Fees - The aggregate fees billed by our independent registered public accounting firm for professional services rendered for the audit of our annual financial statements and review of our financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings were $326,000 for fiscal year 2011, $310,000 for fiscal year 2010 and $370,000 for fiscal year 2009.

Audit-Related Fees - No fees billed by our independent registered public accounting firm for professional services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements (other than those reported above) for fiscal years 2011, 2010 and 2009.

Tax Fees - The aggregate fees billed by our independent registered public accounting firm for professional services rendered for tax compliance, tax advice and tax planning were $31,000 for fiscal year 2011, $59,000 for fiscal year 2010 and $37,000 for fiscal year 2009.

All Other Fees – The aggregate fees billed by our independent public registered accounting firm for services rendered to us other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $0 for fiscal year 2011, $24,000 for fiscal year 2010 and $5,000 for fiscal year 2009 which was primarily related governmental regulations not related to our annual or quarterly financial statements.

The Board of Directors approved all of the foregoing services provided by SingerLewak LLP.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Board of Directors has established a general policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. For both types of pre-approval, the Board of Directors considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (1) would create a mutual or conflicting interest between the independent auditors and us, (2) would place the independent auditors in the position of auditing its own work, (3) would result in the independent auditors acting in the role of management or as our employee, or (4) would place the independent auditors in a position of acting as an advocate for us.  Additionally, the Board of Directors considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 27, 2012:

•	each person who is known to us to be the beneficial owner of more than 5% of our outstanding common Stock;
•	each of our current directors and nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  Each share of our Series B Preferred Stock is convertible into one hundred shares of our Common Stock at the discretion of the holder.  Accordingly, a holder of one share of our Series B Preferred Stock is deemed to be the beneficial owner of one hundred shares of our Common Stock for purposes of the table below.  Shares of Common Stock underlying warrants or options currently exercisable or exercisable within sixty (60) days of the date of this information are deemed outstanding for purposes of computing the percentage ownership of the person holding such warrants or options but are not deemed outstanding for computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at April 27, 2012.  Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

As of April 27, 2012, we had 21,900,808 shares of Common Stock and 407,160 shares of Series B Preferred Stock issued and outstanding.  The address of each person listed is in our care, at 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367, unless otherwise set forth below such person’s name.

	Common Stock		Series B Preferred Stock		% of Total Voting Power
Name of Beneficial Owner	Shares	%	Shares	%

Executive Officers and Directors:
Lonnie D. Schnell (1)	2,475,000	10.5	--	--	3.9
Larry Dyne (2)	2,089,600	9.0	--	--	3.3
Mark Dyne (3)	1,075,667	4.9	--	--	1.7
James E. Reeder (4)	262,500	1.2	--	--	*
Mark J. Hughes (5)	100,000	*	--	--	*
David Ellis (5)	100,000	*	--		*

Executive Officers and Directors as a Group (6 persons) (6)	6,102,767	24.1	--	--	9.2

5% Stockholders:
CVC California, LLC (7) 525 Okeechobee Blvd., Suite 1050 West Palm Beach, Florida 33401	1,750,000	8.0	407,160	100	67.8

*	Less than 1%.
(1)	Consists of (i) 875,000 shares of Common Stock and (ii) 1,600,000 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable.
(2)	Consists of (i) 879,600 shares of Common Stock and (ii) 1,210,000 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable.
(3)
Consists of (i) 835,667 shares of Common Stock and (ii) 240, 000 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(4)
Consists of (i) 75,000 shares of Common Stock and (ii) 187,500 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 100,000 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.
(6)
Consists of (i) 2,665,267 shares of Common Stock and (ii) 3,437,500 shares of Common Stock reserved for issuance upon exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(7)
Consists of (i) 1,750,000 shares of Common Stock, and (ii) 407,160 shares of Series B Preferred Stock, convertible into 40,716,000 shares of Common Stock.  Excludes shares of Common Stock beneficially owned by Lonnie D. Schnell and Larry Dyne, which shares are the subject of a limited voting agreement with this stockholder and with respect to which this stockholder has been granted a limited proxy to vote such shares, in each case with respect to certain fundamental transaction involving the Company.

The information as to shares beneficially owned has been individually furnished by our respective directors, nominees for directors, named executive officers, and our other stockholders, or taken from documents filed with the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Executive officers, directors and greater-than-ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with all Section 16(a) forms they file.  Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2011, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2013 annual meeting of stockholders for inclusion in our proxy statement and Proxy form relating to such annual meeting must submit such proposal to us or our principal executive offices by January 10, 2013.  In addition, in the event a stockholder proposal is not received by us by March 26, 2013, the Proxy to be solicited by the Board of Directors for the 2013 annual meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2013 annual meeting without any discussion of the proposal in the proxy statement for such meeting.

SEC rules and regulations provide that if the date of our 2013 annual meeting is advanced or delayed more than 30 days from first anniversary of the date of the 2012 annual meeting, stockholder proposals intended to be included in the proxy materials for the 2013 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2013 annual meeting.  Upon determination by us that the date of the 2013 annual meeting will be advanced or delayed by more than 30 days from the first anniversary of the date of the 2012 annual meeting, we will publicly disclose such change.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SingerLewak LLP, independent registered public accounting firm, was selected by the Board of Directors to serve as our independent registered public accounting firm of the Company for fiscal 2012.  Representatives of SingerLewak LLP are expected to be present at the Annual Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail.  The cost of solicitation by management will be borne by us.  We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners.  Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

ANNUAL REPORT ON FORM 10-K

Our annual report on form 10-K which have been filed with the securities and exchange commission for the year ended December 31, 2011, will be made available to stockholders without charge upon written request to James E. Reeder, Chief Accounting Officer, Talon International, Inc., 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367.

On behalf of the Board of Directors

/s/ Lonnie D. Schnell
Lonnie D. Schnell
Chief Executive Officer

TALON INTERNATIONAL, INC.
21900 Burbank Boulevard, Suite 270
Woodland Hills, California 91367

April 27, 2012

TALON INTERNATIONAL, INC.
PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of TALON INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby nominates, constitutes and appoints Lonnie D. Schnell and Mark Dyne, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 14, 2012 (the “Annual Meeting”), and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Item 1.	To elect the following nominees as Common Stock Directors:

Mark Dyne
Lonnie D. Schnell

☐ FOR NOMINEES LISTED ABOVE (except as marked to the contrary below)

☐ WITHHELD for all nominees listed above
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

Item 2.	Item 2 is not voted upon by holders of the Common Stock.

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof.  With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS.  IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated June 14, 2012 and the accompanying Proxy Statement relating to the Annual Meeting.

Dated: _______________________________

Signature:_____________________________

Signature:_____________________________
Signature(s) of Stockholder(s)
(See Instructions Below)

The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

TALON INTERNATIONAL, INC.
PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of TALON INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby nominates, constitutes and appoints Lonnie D. Schnell and Mark Dyne, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 14, 2012 (the “Annual Meeting”), and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Item 2.	To elect the following nominees as Series B Directors:

David Ellis
Mark J. Hughes

☐ FOR NOMINEES LISTED ABOVE (except as marked to the contrary below)

☐ WITHHELD for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

_______________________________________________________________________________

The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof.  With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS.  IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated June 14, 2012 and the accompanying Proxy Statement relating to the Annual Meeting.

Dated: _______________________________

Signature:_____________________________

Signature:_____________________________
Signature(s) of Stockholder(s)
(See Instructions Below)

The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE